SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

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☐	Soliciting Material Pursuant to §240.14a-12

PeopleSupport, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PeopleSupport, Inc.
1100 Glendon Avenue, Suite 1250
Los Angeles, CA 90024
(310) 824-6200
April 29, 2005
Dear Stockholder:
      You are cordially invited to attend our 2005 Annual Meeting of Stockholders. The meeting will be held at 10:00 a.m., Pacific Time, on Monday, June 27, 2005, at the Doubletree Hotel, 10740 Wilshire Boulevard, Los Angeles, CA 90024.
      The formal notice of the Annual Meeting and the Proxy Statement have been made a part of this invitation.
      Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the Annual Meeting. After reading the Proxy Statement, please promptly vote and submit your proxy by dating, signing and returning the enclosed proxy card in the enclosed postage-prepaid envelope. Your shares cannot be voted unless you submit your proxy or attend the Annual Meeting in person.
      We have also enclosed a copy of our 2004 Annual Report.
      The Board of Directors and management look forward to seeing you at the meeting.

Sincerely,

/s/ Lance Rosenzweig

Lance Rosenzweig
President, Chairman of the Board, Chief Executive Officer and Secretary

PeopleSupport, Inc.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on Monday, June 27, 2005

To our Stockholders:
      PeopleSupport, Inc. (“PeopleSupport”) will hold its Annual Meeting of Stockholders at 10:00 a.m., Pacific Time, on Monday, June 27, 2005, at the Doubletree Hotel, 10740 Wilshire Boulevard, Los Angeles, CA 90024.
      We are holding this meeting:

•	to elect one Class I director to serve until the 2008 Annual Meeting or until his successor is duly elected and qualified;

•	to ratify the appointment of BDO Seidman, LLP as our independent registered public accounting firm; and

•	to transact such other business as may properly come before the Annual Meeting and any adjournments or postponements of the Annual Meeting.
      Only stockholders of record at the close of business on April 29, 2005, are entitled to notice of, and to vote at this meeting and any adjournments or postponements of the Annual Meeting. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be available at the Secretary’s office, 1100 Glendon Avenue, Suite 1250, Los Angeles, California.
      It is important that your shares are represented at this meeting. Even if you plan to attend the meeting, we hope that you will promptly vote and submit your proxy by dating, signing and returning the enclosed proxy card. This will not limit your rights to attend or vote at the meeting.

By Order of the Board of Directors

/s/ Lance Rosenzweig

Lance Rosenzweig
President, Chairman of the Board, Chief Executive Officer and Secretary
Los Angeles, California
April 29, 2005

PeopleSupport, Inc.

PROXY STATEMENT

Information Concerning Voting and Solicitation
      This Proxy Statement is being furnished to you in connection with the solicitation by the Board of Directors of PeopleSupport, Inc., a Delaware corporation, of proxies to be used at the 2005 Annual Meeting of Stockholders to be held at the Doubletree Hotel 10740 Wilshire Boulevard, Los Angeles, CA 90024, at 10:00 a.m., Pacific Time, on Monday, June 27, 2005 and at any adjournments or postponements thereof. This Proxy Statement and the accompanying form of proxy card are being mailed to stockholders on or about May 10, 2005.
Appointment of Proxy Holders
      The Board of Directors asks you to appoint Lance Rosenzweig, President and Chief Executive Officer, and Caroline Rook, Chief Financial Officer, as your proxy holders to vote your shares at the 2005 Annual Meeting of Stockholders. You make this appointment by voting the enclosed proxy card using one of the voting methods described below.
      If appointed by you, the proxy holders will vote your shares as you direct on the matters described in this Proxy Statement. In the absence of your direction, they will vote your shares as recommended by the Board.
      Unless you otherwise indicate on the proxy card, you also authorize your proxy holders to vote your shares on any matters not known by the Board at the time this Proxy Statement was printed and which, under our Bylaws, may be properly presented for action at the Annual Meeting.
Who Can Vote
      Only stockholders who owned shares of our common stock at the close of business on April 29, 2005, the record date for the Annual Meeting, can vote at the Annual Meeting. As of the close of business on April 29, 2005, we had 18,122,747 shares of common stock outstanding and entitled to vote. Each holder of common stock is entitled to one vote for each share held as of April 29, 2005. There is no cumulative voting in the election of directors.
How You Can Vote
      You may vote your shares at the Annual Meeting either in person or by mail as described below. Stockholders holding shares through a bank or broker should follow the voting instructions on the proxy card provided to you.
      Voting by Mail. You may vote by proxy by dating, signing and returning your proxy card in the enclosed postage-paid envelope. Giving a proxy will not affect your right to vote your shares if you attend the Annual Meeting and want to vote in person.
      Voting at the Annual Meeting. You may attend the Annual Meeting and vote in person. Voting your proxy card by mail will not limit your right to vote at the Annual Meeting. If you decide to attend in person and vote, your vote at the meeting will supersede your prior vote by mail. The Board recommends that you vote by mail as it is not practical for most stockholders to attend the Annual Meeting. If you hold shares through a bank or broker, you must obtain a proxy from the bank or broker to be able to vote at the Annual Meeting.
      If you submit your proxy, but do not mark your voting preference, the proxy holders will vote your shares FOR the election of the nominee for Class I director and FOR the ratification of the appointment of the independent registered public accounting firm.

Revocation of Proxies
      Stockholders can revoke their proxies at any time before they are exercised in any of three ways:

•	by voting in person at the Annual Meeting;

•	by submitting written notice of revocation to PeopleSupport’s Secretary prior to the Annual Meeting; or

•	by submitting a substitute proxy of a later date that is properly executed on or before the time of the Annual Meeting.
Required Vote
      Directors are elected by a plurality vote, which means that the nominee or nominees receiving the most affirmative votes will be elected. All other matters submitted for stockholder approval require the affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote.
      A quorum, which is a majority of the outstanding shares as of April 29, 2005, must be present to hold the Annual Meeting. A quorum is calculated based on the number of shares represented by the stockholders attending in person and by their proxy holders. If you indicate an abstention as your voting preference, your shares will be counted toward a quorum but they will not be voted on the matter from which you abstained.
      Abstentions on any matters are treated as shares present or represented and entitled to vote on that matter and have the same effect as a vote against such matter.
      If a broker indicates on the enclosed proxy card or its substitute that such broker does not have discretionary authority to vote on a particular matter (broker non-votes), those shares will be considered as present for purposes of determining the presence of a quorum but will not be treated as shares entitled to vote on that matter.
Solicitation of Proxies
      PeopleSupport will pay the cost of printing and mailing proxy materials. In addition to the solicitation of proxies by mail, solicitation may be made by our directors, officers and other employees by personal interview, telephone or facsimile. No additional compensation will be paid to these persons for solicitation. We will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to non-objecting beneficial owners of our common stock.
IMPORTANT
Please promptly vote and submit your proxy by signing, dating and returning the enclosed proxy card in the postage-prepaid return envelope so that your shares can be voted. This will not limit your rights to attend or vote at the Annual Meeting.

Proposal 1
Election of Director
Directors and Nominee
      Our Amended and Restated Certificate of Incorporation provides that the number of members on our Board of Directors shall be determined from time to time by resolution adopted by the affirmative vote of a majority of the entire Board of Directors. We currently have authorized seven (7) directors. Our Board of Directors is divided into three (3) classes: Class I, Class II and Class III. The members of each class of directors serve staggered three-year terms:

•	Our Class I directors are Michael Song and William Quigley, and their terms will expire at the Annual Meeting. Messrs. Song and Quigley will not be standing for re-election. In their place, we are nominating Joseph Rose to serve as Class I director for a three-year term following the Annual Meeting. If Mr. Rose is elected, our Board will thereafter have six (6) members.

•	Our Class II directors are Adam Berger and George Ellis, and their terms will expire at the annual meeting of stockholders to be held in 2006. They are therefore not up for election at the current annual meeting.

•	Our Class III directors are C. Larry Bradford, Michael Edell and Lance Rosenzweig, and their terms will expire at the annual meeting of stockholders to be held in 2007. They are therefore not up for election at the current annual meeting.
      Accordingly, one (1) Class I director, Mr. Rose, will be elected at the Annual Meeting to serve until the annual meeting of stockholders to be held in 2008 and until his successor is elected and qualified. If the nominee is unable or declines to serve as director at the time of the Annual Meeting, an event not now anticipated, proxies will be voted for any nominee designated by the Nominating and Corporate Governance Committee to fill the vacancy.
      There are no family relationships among any of our directors or executive officers.
      Mr. Rose, the Board of Directors’ nominee who is standing for election, was selected by the Nominating and Corporate Governance Committee. Certain biographical information about Mr. Rose and the process for selecting him are set forth below.
      Mr. Rose is the Founder and Principal of Narrow Gate Interests LLC, Dallas, Texas, and Narrow Gate of Georgia LLC, Blairsville, Georgia, both of which are private investment funds. Mr. Rose also serves on the Board of Directors for Captiva Software, Inc. (NASDAQ: CPTV) and is a member of Captiva’s audit and compensation Committees. From 1997 to 2003, Mr. Rose served as Executive Vice President and Chief Operating Officer at SourceCorp., Inc., where he was responsible for the operations of four different operating divisions. These business units provide imaging, microfilm, data capture, statement processing, direct mail, consulting, software systems, litigation support services, patient records management, electronic data storage and retrieval services to a wide range of customers. During this time, Mr. Rose also served on the company’s Board of Directors and was instrumental in effecting 72 acquisitions of complementary businesses. Before joining SourceCorp., Inc., Mr. Rose was CEO and a member of the Board of Directors of FormMaker Software, which merged with Image Sciences to eventually become Docucorp International. (NASDAQ: DOCC) Prior to FormMaker, Mr. Rose held various senior executive management positions with the Harland Company and National Data Corporation. Mr. Rose also served on the Board of Identitech, a content management software company.
Vote Required
      The nominee for Class I director receiving the highest number of affirmative votes will be elected as Class I director. As we have only one (1) nominee standing for election, he will be elected if he receives any votes. Unless marked to the contrary, proxies received will be voted “FOR” the nominee.
      Your Board of Directors recommends a vote FOR the election of the nominee set forth above as Class I director of PeopleSupport.

Executive Officers and Directors
      The following table shows information about our executive officers and directors:

Name	Age	Position(s)

Lance Rosenzweig	42	President, Chief Executive Officer, Chairman of the Board and Secretary
Caroline Rook	46	Chief Financial Officer
Rainerio Borja	43	President of PeopleSupport (Philippines) and Vice President of Global Operations
Parham Farahnik	37	Vice President of Sales and Marketing
Rowena Ricafrente	35	Vice President Global Human Resources
Adam Berger(2)(3)	41	Director
C. Larry Bradford(1)(3)	68	Director
Michael Edell(1)(2)	41	Director
George Ellis(1)	56	Director
Michael Song(2)	37	Director
William Quigley(3)	40	Director

(1)	Member of the Audit Committee

(2)	Member of the Compensation Committee

(3)	Member of the Nominating and Corporate Governance Committee
      Lance Rosenzweig, one of our founders, has served as our Chairman of the Board of Directors since our inception in 1998. He has also served as our Chief Executive Officer since March 2002. Prior to joining us, from 1993 to 1997, Mr. Rosenzweig was a founder, Chairman and President of Newcastle Group, a privately held plastics manufacturing company. In 1993, Mr. Rosenzweig was a founder of Unisite, a privately held wireless cell site management company, which was acquired by American Tower in 2000 for over $200 million. Prior to 1993, Mr. Rosenzweig was a divisional Vice President at GE Capital, a Vice President in the investment banking group of Dean Witter (now Morgan Stanley), a Vice President in the investment banking group of Capel Court Pacific, an Australian investment banking firm, and a corporate planning manager of Jefferson Smurfit Corp., a multinational packaging company. Mr. Rosenzweig has 17 years of executive leadership experience with start up and established companies. Mr. Rosenzweig has an M.B.A. in marketing, finance and information technology from Northwestern University’s Kellogg School of Management and a Bachelor of Science degree in Industrial Engineering, with Tau Beta Pi honors, from Northwestern University.
      Caroline Rook has served as our Chief Financial Officer since June 2002. Prior to joining us, from June 2000 to June 2002, Ms. Rook was Corporate Leader Financial Operations of Acxiom Corporation, a publicly traded technology company based in Little Rock, Arkansas that provides information management solutions. Prior to joining Acxiom, Ms. Rook was at Sterling Software, Inc., where she served as Vice President of Finance in the Business Intelligence Group and for two divisions. Ms. Rook has over 20 years of financial experience. Ms. Rook has a Bachelor of Science degree in Computation from the University of Manchester Institute of Science and Technology (England) and is a Fellow of the Institute of Chartered Accountants in England and Wales.
      Rainerio Borja has served as our President of PeopleSupport Philippines since May 2000 and Vice President of Global Operations since March 2003. Prior to joining us, from August 1999 to April 2000, Mr. Borja was the Director of Professional Services and Support — Asia/ Pacific, for Epicor Corporation, a publicly traded software company. Prior to joining Epicor Corporation, from March 1998 to May 1999, Mr. Borja was Regional Services Director for Danka Corporation, a publicly traded digital imaging company. Prior to joining Danka Corporation, Mr. Borja held several management positions with Unisys Corporation throughout the Asia/Pacific region for over 10 years where he was responsible for running the Asia/Pacific

Training Center, the Advanced Systems Support Group and its Regional Consulting Organization. Mr. Borja’s last position with Unisys was as Director of Services and Support, Global Customer Services. Mr. Borja has over 14 years of experience managing large-scale customer service, IT support and consulting organizations within the Asia/Pacific region. Mr. Borja has a Bachelor of Science in Commerce from De La Salle University.
      Parham Farahnik has served as our Vice President of Sales and Marketing since January 2003. From December 1998 to June 2003, Mr. Farahnik served as our National Accounts Manager and Director of Sales. Prior to joining us, from February 1997 to November 1998, Mr. Farahnik was a Sales Executive for a privately held packaging manufacturing company based in Los Angeles, where he was also a founder and Vice President of Sales from January 1991 to February 1997. Mr. Farahnik has over 10 years of sales and management experience and a Bachelor of Science degree from California State University, Northridge with an emphasis in Business Marketing.
      Rowena (“Rozl”) Ricafrente, PeopleSupport’s Vice President of Global Human Resources since April 2005 has over 11 years human resources management experience. She joined PeopleSupport as Manager of Human Resources when the company started its Philippine operations in 2000. Prior to PeopleSupport, from June 1997 to March 2000, Ms. Ricafrente was a Consultant for ZMG Signium Ward Howell, Philippines, where she engaged in executive searches and human resource consulting. Ms. Ricafrente’s other assignments included US management positions in the Human Resources departments at The Good Guys, a consumer electronics retail chain, from June 1996 to April 1997, and at the University of California at San Francisco, from February 1994 to May 1996. Ms. Ricafrente graduated cum laude from the University of the Philippines with a Bachelor of Science degree in Psychology.
      Adam Berger has served as one of our directors since January 2003. Since June 1999, Mr. Berger has been President and Chief Executive Officer of WeddingChannel.com, a privately held company. Prior to joining WeddingChannel.com, from August 1994 to November 1998, Mr. Berger was President of The Franklin Mint, a global direct marketer and retailer of collectibles. Prior to joining The Franklin Mint, from August 1991 to July 1994, Mr. Berger was a consultant with Boston Consulting Group. Mr. Berger began his career with The Procter and Gamble Company in Cincinnati, holding various line management positions in product development and brand management. Mr. Berger has an M.B.A. with distinction from the Harvard Business School and a Bachelor of Science in Chemical Engineering from the University of California at Berkeley.
      C. Larry Bradford has served as one of our directors since May 1999. Prior to joining us, from November 1992 to November 1994, Mr. Bradford was Vice President of Sales and Marketing for Jefferson Smurfit Group, a multinational packaging company. From February 1991 to October 1992, Mr. Bradford served as Vice President of the Container Division at Jefferson Smurfit and, from January 1983 to January 1991, he was Vice President of the Folding Carton and Boxboard Mill Division. Prior to joining Jefferson Smurfit, Mr. Bradford was a Vice President at Potlatch Corporation, a publicly traded forest products company. Mr. Bradford has a Bachelors of Science degree from St. Louis University with an emphasis in Electrical Engineering and served as a Lieutenant in the Air Force National Guard.
      Michael Edell has served as one of our directors since June 2002. Mr. Edell is currently the President and Chief Executive Officer of Warehouse Auction Centers, Inc., a privately held online e-commerce site for collectible items, and is General Partner of Warp Nine Partners, LLC, a real estate partnership. From September 1983 to February 2003, Mr. Edell was the President and Chief Executive Officer of eLabor.com, a privately held technology company that developed workforce management software and was acquired by ADP in 2003.
      George H. Ellis has served as one of our directors since October 2004. Since October 2001, Mr. Ellis has been Chairman and Chief Executive Officer of SoftBrands, Inc., a global supplier of enterprise-wide software, and its predecessor, AremisSoft Corporation, which was reorganized under Chapter 11 of the U.S. Bankruptcy Code in August 2002. Mr. Ellis joined AremisSoft as Chief Executive Officer to facilitate its reorganization. Mr. Ellis also served on the Board of Directors of AremisSoft from April 1999 to February 2001. Prior to his appointment as Chairman and Chief Executive Officer of AremisSoft, from February 2000 to October 2001,

Mr. Ellis was Executive Vice President and Chief Operating Officer of the Communities Foundation of Texas. Prior to joining the Communities Foundation of Texas, Mr. Ellis was a founder and Managing Director of Chaparral Ventures, Ltd., a Dallas based venture capital firm focused on electronic commerce investments. Prior to joining Chaparral Ventures, Mr. Ellis was Chief Financial Officer of Sterling Software, Inc. Mr. Ellis is a Certified Public Accountant and an attorney in the State of Texas. Mr. Ellis has a Bachelor of Science in Accounting from Texas Tech University and a Juris Doctor from Southern Methodist University. Mr. Ellis serves on the Board of Directors of Neon Systems, Inc., a publicly traded company.
      Michael Song has served as one of our directors since July 1999. Since October 1999, Mr. Song has been a partner of Rustic Canyon Partners, a venture capital firm with approximately $700 million in committed capital. Prior to joining Rustic Canyon Partners, from January 1997 to October 1999, Mr. Song was director of corporate investments with the Times Mirror Company, overseeing its venture capital investments. Prior to joining Times Mirror, from August 1994 to December 1996, Mr. Song was a consultant with Boston Consulting Group, where he focused on online financial services, high technology and aerospace. Prior to joining Boston Consulting Group, from April 1993 to April 1994, Mr. Song was an investment banking associate at Lehman Brothers. Mr. Song has an M.B.A. with distinction from the Wharton School of Business, and a Bachelor of Arts degree, magna cum laude, in International Relations from Brown University. Mr. Song serves on behalf of Rustic Canyon Partners on our Board of Directors and the Board of Directors of TrueAdvantage, Intrepid Learning Solutions and MediaSpan Group, all privately held companies.
      William Quigley has served as one of our directors since July 1999. Mr. Quigley is currently a Managing Director at Clearstone Venture Partners, a venture capital firm with over $450 million in committed capital. Prior to joining Clearstone Venture Partners in April 1999, from May 1997 to March 1999, Mr. Quigley was at Mid-Atlantic Venture Funds, a venture capital firm with approximately $200 million in committed capital, where he invested in early stage software, equipment and service companies. Prior to joining Mid-Atlantic Venture Funds, from June 1990 to December 1995, Mr. Quigley held a variety of business planning and operational roles at The Walt Disney Company. Prior to joining Disney, Mr. Quigley was a Senior Consultant with Arthur Andersen’s Financial Services Group. Mr. Quigley has an M.B.A., with distinction, from Harvard Business School and a Bachelor of Science, with honors, from the University of Southern California. Mr. Quigley is a Kauffman Fellow and serves on behalf of Clearstone Venture Partners on our Board of Directors and the boards of directors of AOptix Technologies, Crimson Microsystems, Meru Networks and Phasebridge, all privately held companies.
Board Meetings
      Our Board of Directors held seven (7) meetings in 2004 and acted by unanimous written consent four (4) times in 2004. All directors attended at least 75% of the aggregate number of meetings of the Board of Directors held during the period for which such directors served on our Board and of the committees on which such directors served. We did not hold an annual meeting of stockholders in 2004.
     Committees of the Board of Directors
      Our Board of Directors has appointed an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The Board has determined that each director who serves on these committees is “independent,” as that term is defined by applicable listing standards of The Nasdaq Stock Market and Securities and Exchange Commission (SEC) rules.
     Audit Committee
      The members of the audit committee are C. Larry Bradford, Michael Edell, and George Ellis (Chairman). The audit committee provides assistance to the Board of Directors in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions by approving the services performed by our independent registered public accounting firm and reviewing their reports regarding our accounting practices and systems of internal accounting controls. The audit committee oversees management’s implementation of the company’s policies and procedures in compliance with the Sarbanes-Oxley Act of 2002. The audit committee oversees the audit efforts of our independent registered public accounting firm and takes those actions as it deems necessary to satisfy it that the accounting firm is independent of management. The audit committee held two meetings in 2004. The Board of Directors adopted a written Audit Committee charter, a copy of which is attached as Appendix A to this proxy statement. Prior to our initial public offering, the functions of the audit committee were performed by the Board.
     Compensation Committee
      The members of the compensation committee are Adam Berger, Michael Edell (Chairman), and Michael Song. The compensation committee determines our general compensation policies and the compensation provided to our directors and officers. The compensation committee reviews and determines bonuses for our officers and other employees. In addition, the compensation committee reviews and determines equity-based compensation for our directors, officers, employees and consultants and administers our stock option plans and employee stock purchase plan. The compensation committee held one meeting in 2004. Prior to our initial public offering, the functions of the compensation committee were performed by the Board.
      The Board expects to elect Mr. Rose to the compensation committee following the departure of Mr. Song.
     Nominating and Corporate Governance Committee
      The members of the nominating and corporate governance committee are Adam Berger, C. Larry Bradford (Chairman), and William Quigley. The nominating and corporate governance committee makes recommendations to the Board of Directors regarding candidates for directorships and the size and composition of the board. In addition, the nominating and corporate governance committee oversees our corporate governance guidelines and report and makes recommendations to the Board concerning corporate governance matters. The nominating and corporate governance committee held two meetings in 2004. The written Nomination and Corporate Governance Committee charter is attached as Appendix B to this proxy statement. Prior to our initial public offering, the functions of the nominating and corporate governance committee were performed by the Board.
      The Board expects to elect Mr. Edell to the nominating and corporate governance committee following the departure of Mr. Quigley.
Director Nominations
      The nominating and corporate governance committee nominates directors for election at each annual meeting of stockholders and nominates new directors for election by the Board of Directors to fill vacancies when they arise. The nominating and corporate governance committee has the responsibility to identify, evaluate, recruit and nominate qualified candidates for election to the Board of Directors.
      The Board of Directors has as an objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives and skills. The nominating and corporate governance committee will select candidates for director based on their character, judgment, diversity of experience, business acumen, and ability to act on behalf of all stockholders. The nominating and corporate governance committee believes that nominees for director should have experience, such as experience in management or accounting and finance, or industry and technology knowledge, that may be useful to PeopleSupport and the Board, highest personal and professional ethics, and the willingness and ability to devote sufficient time to effectively carry out his or her duties as a director. The nominating and corporate governance committee, among other things, intends to assure that at least one member of the Board meets the criteria for an “audit committee financial expert” as defined by SEC rules, that a majority of the members of the Board to meet the definition of “independent director” under the rules of The Nasdaq Stock Market. The nominating and corporate governance committee also believes it is appropriate for the Chief Executive Officer to participate as a member of the Board.

      Prior to each annual meeting of stockholders, the nominating and corporate governance committee identifies nominees first by evaluating the current directors whose term will expire at the annual meeting and who are willing to continue in service. These candidates are evaluated based on the criteria described above, including as demonstrated by the candidate’s prior service as a director, and the needs of the Board with respect to the particular talents and experience of its directors. In the event that a director does not wish to continue in service, the nominating and corporate governance committee determines not to re-nominate the Director, or a vacancy is created on the Board as a result of a resignation, an increase in the size of the board or other event, the committee will nominate new candidates for Board membership. Candidates for director may be suggested by the committee members, by other Board members, by stockholders or by legal or other advisors to the company. In addition, the committee may from time to time engage an executive search firm to identify qualified candidates.
      In addition, our Bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the Board of Directors at our annual meeting of stockholders. In order to nominate a candidate for director, a stockholder must give timely notice in writing to PeopleSupport’s Secretary and otherwise comply with the provisions of our Bylaws. To be timely, our Bylaws provide that we must have received the stockholder’s notice not less than 60 days nor more than 90 days prior to the scheduled date of the meeting. However, if notice or prior public disclosure of the date of the annual meeting is given or made to stockholders less than 75 days prior to the meeting date, we must receive the stockholder’s notice by the earlier of (i) the close of business on the 15th day after the earlier of the day we mailed notice of the annual meeting date or provided public disclosure of the meeting date and (ii) two days prior to the scheduled date of the annual meeting. Information required by the Bylaws to be in the notice include the name and contact information for the candidate and the person making the nomination and other information about the nominee that must be disclosed in proxy solicitations under Section 14 of the Securities Exchange Act of 1934 and the related rules and regulations under that Section.
      Stockholder nominations must be made in accordance with the procedures outlined in, and include the information required by, our Bylaws and must be addressed to: Secretary, PeopleSupport, Inc., 1100 Glendon Avenue, Suite 1250, Los Angeles, California 90024. You may obtain a copy of our Bylaws by writing to the Secretary at this address.
Stockholder Communications with the Board of Directors
      If you wish to communicate with the Board of Directors, you may send your communication in writing to: Secretary, PeopleSupport, Inc., 1100 Glendon Avenue, Suite 1250, Los Angeles, California 90024. You must include your name and address in the written communication and indicate whether you are a stockholder of PeopleSupport. The Secretary will review any communication received from a stockholder, and all material communications from stockholders will be forwarded to the appropriate director or directors or committee of the Board based on the subject matter.
Directors’ Compensation
      All of our directors are reimbursed for reasonable out-of-pocket expenses incurred in connection with attendance at board and committee meetings. Our non-employee, or outside, directors are entitled to receive an annual cash fee of $15,000. In addition, the chair of our audit committee receives $10,000, the chairs of our compensation committee and nominating and corporate governance committee receive $5,000, and all other committee members receive $2,500. All cash payments to directors are made quarterly in arrears.
      Our non-employee directors also each received options to acquire 20,000 shares of our common stock that were granted upon the closing of our initial public offering, which options vest quarterly over three years. The per share exercise price of these options was $6.80. On the first business day after his election to the Board of Directors, Mr. Rose will receive options to acquire 20,000 shares of our common stock, which options vest quarterly over three years. The price per share of these options will be equal to the closing price of our common stock on the grant date. In addition, each non-employee director will receive an automatic grant of options to acquire 5,000 shares of our common stock on the first business day following each anniversary of the completion of our initial public offering on October 6, 2004 or the date of the director’s election if the election date is after October 6, 2004. The annual automatic grant will vest quarterly, in equal installments, over a one year period.
Compensation Committee Interlocks and Insider Participation
      None of our executive officers serves as a member of the board of directors or the compensation committee of any other company that has one or more executive officers serving as a member of our Board of Directors or compensation committee. None of our employees or current or former officers is a member of our compensation committee.

Security Ownership of
Certain Beneficial Owners and Management
      The following table sets forth certain information as of April 29, 2005, as to shares of our common stock beneficially owned by: (i) each person who is known by us to own beneficially more than 5% of our common stock, (ii) each of our named executive officers listed in the Summary Compensation Table, (iii) each of our directors and (iv) all our directors and executive officers as a group. Unless otherwise stated below, the address of each beneficial owner listed on the table is c/o PeopleSupport, Inc., 1100 Glendon Avenue, Suite 1250, Los Angeles, California 90024.
      We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.
      The percentage of common stock beneficially owned is based on 18,122,747 shares outstanding as of April 29, 2005. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days after April 29, 2005. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

	Shares Beneficially Owned

Name and Address of Beneficial Owner	Number	Percentage

5% Stockholders:
Rustic Canyon Partners, LP(1)	1,085,676	6.00%
Clearstone Venture Partners(2)	1,429,638	7.90%
Benchmark Capital Partners IV, L.P.(3)	1,331,840	7.36%
Deephaven Capital Management, LLC(4)	1,233,424	6.82%
Wasatch Advisors, Inc.(5)	937,700	5.18%
Directors and executive officers:
Lance Rosenzweig(6)	1,061,585	5.86%
Adam Berger(7)	18,738	*
C. Larry Bradford(8)	292,613	1.61%
Michael Edell(9)	19,019	*
William Quigley(10)	1,432,971	7.91%
Michael Song(11)	1,089,009	6.01%
George Ellis(12)	3,333	*
Caroline Rook(13)	82,115	*
Rainerio Borja(14)	58,398	*
Parham Farahnik(15)	71,547	*
Rowena Ricafrente(16)	7,050	*
All directors and officers as a group(11 persons)(17)	4,136,378	22.82%

*	Less than 1.0%

(1)	Represents shares held by Rustic Canyon Ventures, LP. As a partner of Rustic Canyon Ventures, LP, Michael Song exercises voting and/or investment powers for the shares held by Rustic Canyon Ventures, LP. Although Mr. Song may be deemed to be the beneficial owner, Mr. Song disclaims beneficial ownership of the shares owned by the above entity. The address for Rustic Canyon Ventures, LP is 2425 Olympic Boulevard, Suite 6050 West, Santa Monica, CA 90404.

(2)	Represents shares held by Clearstone Venture Partners I-A, L.P. and Clearstone Venture Partners I-B, L.P. Clearstone Venture Partners I-A, L.P. owns 228,432 shares. Clearstone Venture Partners I-B, L.P. owns 1,201,206 shares. Bill Elkus and Bill Gross share voting and/or investment powers for the shares held by the above entities. Although Mr. Elkus and Mr. Gross may be deemed to be the beneficial owners, Mr. Elkus and Mr. Gross each disclaim beneficial ownership of the shares owned by the above entities. William Quigley is not a voting member of the General Partner of Clearstone Venture Partners I-A, L.P. and Clearstone Venture Partners I-B, L.P. However, as a Managing Director of Clearstone Venture Partners, Mr. Quigley may influence voting and/or investment decisions for the shares held by Clearstone Venture Partners I-A, L.P. and Clearstone Venture Partners I-B, L.P. Although Mr. Quigley may be deemed to be the beneficial owner, Mr. Quigley disclaims beneficial ownership of the shares owned by the above entity. The address for Clearstone Venture Partners, LP is 1351 Fourth Street, Santa Monica, CA 90401.

(3)	Represents shares held by Benchmark Capital Partners IV, L.P., as nominee for Benchmark Capital Partners L.P., Benchmark Founders’ Fund IV, L.P., Benchmark Founders’ Fund IV-A, L.P., Benchmark Founders’ Fund IV-B, L.P., Benchmark Founders’ Fund IV-X, L.P., and related individuals. Steve Spurlock exercises voting and/or investment powers for the shares held by the above Benchmark entities. Although Mr. Spurlock may be deemed to be the beneficial owner, Mr. Spurlock disclaims beneficial ownership of the shares owned by the above entities. The address for Benchmark Capital Partners IV, L.P. is Suite 200, 2480 Sand Hill Road, Menlo Park, California 94025.

(4)	The address for Deephaven Capital Management, LLC is 130 Cheshire Lane, Suite 102, Minnetonka, MN 55305.

(5)	The address for Wasatch Advisors, Inc. is 150 Social Hall Avenue, Suite 400, Salt Lake City, UT 84111.

(6)	Includes 27,372 shares of our previously outstanding Series A convertible preferred stock which were converted into an equal number of shares of common stock on October 6, 2004. Includes 182,481 shares of common stock held by the Rosenzweig 2004 Irrevocable Trust 1 of which Mr. Rosenzweig is a trustee, and 3,649 shares of common stock held by C/ F Rebecca Rosenzweig CA UGMA, of which Mr. Rosenzweig is a trustee. Includes options to purchase 2,281 shares of our common stock that are exercisable immediately or within 60 days of April 29, 2005.

(7)	Includes options to purchase 14,738 shares of our common stock that are exercisable immediately or within 60 days of April 29, 2005.

(8)	Includes 188,866 shares of our previously outstanding Series A convertible preferred stock and Series B convertible preferred stock that were converted into an equal number of shares of common stock on October 6, 2004. Also includes options to purchase 103,747 shares of our common stock that are exercisable immediately or within 60 days of April 29, 2005.

(9)	Includes options to purchase 17,019 shares of our common stock that are exercisable immediately or within 60 days of April 29, 2005.

(10)	Includes options to purchase 3,333 shares of our common stock that are exercisable immediately or within 60 days of April 29, 2005. William Quigley is not a voting member of the General Partner of Clearstone Venture Partners I-A, L.P. and Clearstone Venture Partners I-B, L.P. However, as a Managing Director of Clearstone Venture Partners, Mr. Quigley may influence voting and/or investment decisions for the shares held by Clearstone Venture Partners I-A, L.P. and Clearstone Venture Partners I-B, L.P. Although Mr. Quigley may be deemed to be the beneficial owner, Mr. Quigley disclaims beneficial ownership of the shares owned by the above entity. Mr. Quigley’s address is 1351 Fourth Street Santa Monica, CA 90401.

(11)	Includes options to purchase 3,333 shares of our common stock that are exercisable immediately or within 60 days of April 29, 2005. Mr. Song controls the voting and/or investment power of the shares as a partner of Rustic Canyon Ventures, LP. Although Mr. Song may be deemed to be the beneficial owner, Mr. Song disclaims beneficial ownership of the shares owned by Rustic Canyon Ventures, LP. Mr. Song’s address is 2425 Olympic Boulevard, Suite 6050 West, Santa Monica, CA 90404.

(12)	Includes options to purchase 3,333 shares of our common stock that are exercisable immediately or within 60 days of April 29, 2005.

(13)	Includes options to purchase 5,322 shares of our common stock that are exercisable immediately or within 60 days of April 29, 2005.

(14)	Includes options to purchase 25,091 shares of our common stock that are exercisable immediately or within 60 days of April 29, 2005.

(15)	Includes 5,474 shares of our Series B convertible preferred stock which were converted into an equal number of shares of common stock on October 6, 2004. Also includes options to purchase 2,586 shares of our common stock that are exercisable immediately or within 60 days of April 29, 2005.

(16)	Includes options to purchase 7,050 shares of our common stock that are exercisable immediately or within 60 days of April 29, 2005.

(17)	These 11 individuals include all directors and named executive officers detailed in notes 4 through 14 above.

Performance Graph
      The comparison of the total return on investment (change in year end stock price plus reinvested dividends) for each of the periods assumes that $100 was invested on October 1, 2004 in each of the Company, the NASDAQ Stock Market Index and the NASDAQ Computer & Data Processing Index. The following results and comparisons shown in the graph below are based upon historical data and are not indicative of, nor intended to forecast future performance of, the Company’s Common Stock.
PeopleSupport, Inc. Performance
Comparative 3-Month Cumulative Total Return
Total Return Analysis

	10/01/04	10/29/04	11/30/04	12/31/04

PeopleSupport, Inc.	$100.00	$144.62	$136.15	$153.38

NASDAQ Stock Market Index	$100.00	$101.60	$107.86	$111.99

Computer Programming and Data Processing Index	$100.00	$102.32	$109.21	$112.59

Sources:	NASDAQ Online and Center for Research in Security Prices (CRSP) at the University of Chicago.
Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who beneficially own more than 10% of the common stock, to file with the SEC initial reports of beneficial ownership (“Form 3”) and reports of changes in beneficial ownership of common stock and other equity securities of the Company (“Form 4”). Officers, directors and greater than 10% shareholders of the Company are required by SEC rules to furnish to the Company copies of all Section 16(a) reports they file. Since our common stock was registered under the Securities and Exchange Act of 1934 in October 2004, to our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with for fiscal 2004, except as follows: each of Messrs Adam Berger and Michael Edell filed two reports as to two transactions after the due date relating to a securities purchase and a stock option grant and each of Messrs: C. Larry Bradford, Michael Song and William Quigley filed one report as to one transaction after the due date relating to a stock option grant.

Report of the Audit Committee
      The following report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by PeopleSupport under the Securities Act of 1933 or the Securities Exchange Act of 1934.
      The Audit Committee operates under a written charter adopted by the Board of Directors. A copy of the Audit Committee Charter is included as Appendix A to this Proxy Statement. All members of the Audit Committee meet the independence standards established by The Nasdaq Stock Market.
      The Audit Committee assists the Board in fulfilling its responsibility to oversee management’s implementation of PeopleSupport’s financial reporting process. It is not the duty of the Audit Committee to plan or conduct audits or to determine that the financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Management is responsible for the financial statements and the reporting process, including the system of internal controls and disclosure controls. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States.
      In discharging its oversight role, the Audit Committee reviewed and discussed the audited financial statements contained in the 2004 Annual Report with PeopleSupport’s management and independent registered public accounting firm.
      The Audit Committee met privately with the independent registered public accounting firm, and discussed issues deemed significant by the independent registered public accounting firm, including those required by Statements on Auditing Standards No. 61 and No. 90 (Audit Committee Communications), as amended. In addition, the Audit Committee discussed with the independent registered public accounting firm its independence from PeopleSupport and its management, including the matters in the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and considered whether the provision of nonaudit services was compatible with maintaining the registered public accounting firm’s independence.
      Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in PeopleSupport’s annual report on Form 10-K for the year ended December 31, 2004 for filing with the Securities and Exchange Commission.
      Respectfully submitted on April 21, 2005, by the members of the Audit Committee of the Board:

George Ellis (Chairman)
C. Larry Bradford
Michael Edell

Executive Compensation
Summary Compensation Table
      The following table sets forth information regarding the compensation we paid to our chief executive officer and each of our other four most highly compensated executive officers whose total annual salary and bonus exceeded $100,000 for services rendered in all capacities to us in 2002, 2003 and 2004. We refer to these individuals as our “named executive officers.”
Summary Compensation Table

					Long-Term
	Annual Compensation(1)				Compensation

				Other Annual	Securities
		Salary	Bonus	Compensation	Underlying
Name and Principal Position(s)	Year	($)	($)	($)(2)(3)	Options

Lance Rosenzweig	2004	275,000	239,484	2,830,325	54,745
President, Chief Executive Officer	2003	228,242	93,750	14,843	—
and Secretary	2002	170,865	45,509	—	—
Caroline Rook	2004	200,000	59,000	627,725	—
Chief Financial Officer	2003	180,769	30,000	—	36,496
	2002	90,865	7,000	—	91,240
Rainerio Borja	2004	235,723	46,000	313,852	—
President of PeopleSupport Philippines and	2003	204,905	47,417	—	54,745
Vice President of Global Operations	2002	162,500	50,000	68,488	21,897
Parham Farahnik	2004	175,000	129,571	376,635	—
Vice President of Sales & Marketing	2003	151,442	65,476	181,020	54,744
	2002	125,000	5,000	207,569	7,299
Vahid Shariat	2004	150,000	14,500	251,090	18,248
Vice President of Information Technology
Abolfath Hossein(4)	2003	187,961	19,700	—	—
Former Chief Information Officer	2002	155,577	15,000	—	29,197

(1)	In accordance with the rules of the SEC, the compensation described in this table does not include medical, group life insurance or other benefits received by the named executive officers that are available generally to all of our salaried employees and certain perquisites and other personal benefits received by the named executive officers that do not exceed the lesser of $50,000 or 10% of any such named executive officer’s total annual compensation.

(2)	For Mr. Borja, other annual compensation represents transportation and housing perquisites, and amounts reimbursed during the fiscal year for payment of taxes. For Mr. Farahnik, other annual compensation represents sales commissions. For Mr. Rosenzweig, other annual compensation represents fringe benefits.

(3)	In accordance with the terms of our management incentive compensation plan, senior management and other key employees received one-time payments based on a formula determined by the net proceeds received by us and selling stockholders in connection with our initial public offering. Under the terms of our management incentive compensation plan, our executive officers received the following payments during October 2004, respectively: Lance Rosenzweig, $2,824,760; Caroline Rook, $627,725; Parham Farahnik, $376,635; Rainerio Borja, $313,852 and Vahid Shariat $251,090.

(4)	Mr. Hossein served as our Chief Information Officer until he resigned in December 2003. Following Mr. Hossein’s resignation, Mr. Shariat, our Vice President of Information Technology, assumed the responsibilities previously held by Mr. Hossein.

Option Grants in Last Fiscal Year
      The following table presents all individual grants of stock options during the year ended December 31, 2004 to each of the named executive officers. We have not granted any stock appreciation rights.

Individual Grants
Potential Realizable Value
	Number of	% of Total			at Assumed Annual Rates
	Securities	Options			of Stock Price Appreciation
	Underlying	Granted to	Exercise		for Option Term(4)
	Options	Employees	Price per	Expiration
Name	Granted(1)	in 2004(2)	Share(3)	Date	5%	10%

Lance Rosenzweig	54,745	11.9%	$0.41	1/30/2014	$866,618	$1,393,239
Caroline Rook	—	—	—	—	—	—
Rainerio Borja	—	—	—	—	—	—
Parham Farahnik	—	—	—	—	—	—
Vahid Shariat	18,248	4.0%	0.41	1/30/2014	288,867	464,405

(1)	Represents options we granted to our named executive officers under our 1998 Stock Option Plan.

(2)	Based on options to purchase an aggregate of 460,201 shares of common stock granted during the fiscal year ended December 31, 2004.

(3)	The options were granted prior to our initial public offering under our 1998 Stock Option Plan at exercise prices, as determined by our Board of Directors. Prior to our initial public offering, the board considered various factors in determining the value of our common stock. The primary factors the board considered including our financial condition and business prospects, operating results, the senior rights, preferences and privileges of our preferred stock, the absence of a market for our common stock and the risks normally associated with investments in companies engaged in similar businesses.

(4)	The potential realizable value is calculated based on the term of the option at its time of grant, which is ten years. This value is net of exercise prices and before taxes, and is based on our adjusted closing stock price of $9.97 per share on December 31, 2004 and the assumption that our common stock appreciates at the annual rate shown, compounded annually, from the date of grant until their expiration date. These numbers are calculated based on SEC requirements and do not reflect our projection or estimate of future stock price growth. Actual gains, if any, on stock option exercises will depend on the future performance of the common stock and the date on which the options are exercised.

Option Exercises and Year-End Option Values
      The following table sets forth, with respect to the named executive officers, the number of shares acquired and the value realized, if any, upon exercise of stock options during fiscal 2004 and the exercisable and unexercisable options held by them as of December 31, 2004. The value of unexercised in-the-money options represents the total gain which would be realized if all in-the-money options held at December 31, 2004 were exercised, and is determined by multiplying the number of shares underlying the options by the difference between our adjusted closing stock price of $9.97 on December 31, 2004 and the per share option exercise price.

			Number of Securities
			Underlying Unexercised		Value of Unexercised
	Number of		Options at		In-the-Money Options at
	Shares		December 31, 2004		December 31, 2004 ($)(2)
	Acquired	Value
Name	on Exercise	Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Lance Rosenzweig(8)	—	$—	—	54,745	$—	$523,362
Caroline Rook(4)(6)	66,148	479,450	—	61,588	—	588,781
Rainerio Borja(7)	—	—	48,812	49,728	362,850	475,400
Parham Farahnik(5)	58,317	418,496	—	42,048	—	401,979
Vahid Shariat(3)	—	—	23,852	26,201	261,280	250,472

(1)	Value realized is calculated by subtracting the aggregate exercise price of the options exercised from the aggregate market value of the shares of common stock acquired on the date of exercise. For options exercised prior to our initial public offering, the market value of shares has been calculated on the basis of the price at which our common stock was sold in our initial public offering ($7.00 per share).

(2)	The value of unexercised options is calculated by subtracting the aggregate exercise price of the options from the aggregate market value of the shares of common stock subject thereto as of December 31, 2004.

(3)	On March 1, 2005, Vahid Shariat exercised options to purchase 24,038 shares of common stock at a weighted average exercise price of $1.20. The value realized from this exercise, using the closing stock price on March 1, 2005, was $225,562.

(4)	On April 5, 2005, Caroline Rook exercised options to purchase 7,984 shares of common stock at an average exercise price of $0.41. The value realized from this exercise, using the closing stock price on April 5, 2005, was $63,792.

(5)	On April 19, 2005, Parham Farahnik exercised options to purchase 5,170 shares of common stock at an average exercise price of $0.41. The value realized from this exercise, using the closing stock price on April 19, 2005, was $40,274.

(6)	On April 22, 2005, Caroline Rook exercised options to purchase 2,661 shares of common stock at an average exercise price of $0.41. The value realized from this exercise, using the closing stock price on April 22, 2005, was $21,820.

(7)	On April 25, 2005, Rainerio Borja exercised options to purchase 33,302 shares of common stock at an average exercise price of $0.41. The value realized from this exercise, using the closing stock price on April 25, 2005, was $273,409.

(8)	On April 27, 2005, Lance Rosenzweig exercised options to purchase 15,967 shares of common stock at an average exercise price of $0.41. The value realized from this exercise, using the closing stock price on April 27, 2005, was $129,971.38.
Employment Contracts, Termination of Employment and Change in Control Arrangements
      We entered into an agreement with Ms. Caroline Rook, under which Ms. Rook is entitled to receive severance payments equal to six months’ base salary in the event we undergo a change in control and Ms. Rook’s employment is terminated without cause within six months of the change in control.
      Our 1998 and 2004 stock option plans provide that our directors, officers and key employees will be able to purchase the lesser of 25% of the shares subject to their option grant or the number of shares subject to their option grant that are then unvested, upon certain changes in control or upon termination without cause within six months after a change in control. Changes in control include any of the following: the merger, consolidation, other reorganization, with or into, or the sale of all or substantially all of our assets.
Certain Relationships and Related Party Transactions
Sale of Preferred Stock
      Since January 1, 2004, we have issued and sold the securities listed below in connection with the following private financing transactions:

•	In April 2004, we issued 24,635 shares of Series B convertible preferred stock upon exercise of a warrant held by C. Larry Bradford, one of our Board of Directors, for aggregate consideration of $67,500. Based on an initial offering price of $7.00 per share, the aggregate value of the shares sold to Mr. Bradford was $172,445.

•	In June 2004, we issued 1,015,205 shares of Series B convertible preferred stock upon exercise of warrants, including 495,223 shares to Rustic Canyon Partners, L.P., a five percent stockholder, for aggregate consideration of $2.0 million paid in the form of a cashless exchange of shares underlying warrants valued at $8.52 per share; and 495,222 shares to Clearstone Venture Partners, a five percent stockholder, for aggregate consideration of $2.0 million paid in the form of a cashless exchange of shares underlying warrants valued at $8.52 per share. Based on an initial offering price of $7.00 per share, the aggregate value of all such shares issued in June 2004 was $7,106,435. The aggregate value of the shares issued to Rustic Canyon was $3,466,561 and the aggregate value of the shares issued to Clearstone Venture Partners was $3,466,554.

      All shares of our previously issued preferred stock were converted into an equal number of common stock upon completion of our initial public offering.
Transactions with Management and Our Principal Stockholders
      In April 2004, we repurchased 547,445 shares of our common stock from David Nash, one of our founders, for $2.47 per share for a total purchase price of $1.35 million. Mr. Nash left our employ in April 2000 and has not served with us as an officer, director, consultant or in any other capacity since his departure. The repurchase was a privately negotiated transaction between the parties. Before the sale of these shares to us, Mr. Nash owned more than five percent of our outstanding common stock.
      We became obligated to pay $5.6 million under our management incentive compensation plan to senior management and other key employees in connection with our initial public offering, of which amount we paid $4.8 million (or 85%) upon completion of the offering and we intend to pay $0.8 million (or 15%) over time after the offering based on continued service or other performance criteria. The $0.8 million is reflected as a liability, offset by an asset for the deferred compensation costs.
      Our executive officers received one-time payments based on a formula determined by the net proceeds received by us and the selling stockholders in our initial public offering. The executive officers received the following payments: Lance Rosenzweig, $2,824,760; Caroline Rook, $627,725; Parham Farahnik, $376,635; Rainerio Borja, $313,852; and Vahid Shariat, $251,090.
      We have entered into indemnification agreements with each of our current directors and officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and executive officers. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Report of the Compensation Committee
of the Board of Directors on Executive Compensation
      The following report of the Compensation Committee does not constitute solicitation material, and shall not be deemed filed or incorporated by reference into any other filing by PeopleSupport under the Securities Act of 1933, or the Securities Exchange Act of 1934.
      The Compensation Committee is comprised of three (3) non-employee directors. The Compensation Committee is responsible for setting and administering the policies governing annual compensation of executive officers, considers their performance and makes recommendations regarding their cash compensation and stock options to the full Board of Directors. The Compensation Committee expects, pursuant to its charter, to periodically review the approach to executive compensation and make changes as competitive conditions and other circumstances warrant and will seek to ensure PeopleSupport’s compensation philosophy is consistent with its best interests and is properly implemented.
      Before PeopleSupport’s initial public offering in October 2004, all Board decisions, including decisions regarding compensation, were generally made by the full Board and the Board generally did not operate through committees. Since the initial public offering, the Board has adopted a committee structure, including a Compensation Committee to address compensation matters, including the approval of salaries, bonuses and employment agreements with our Chief Executive Officer and other executive officers. The Compensation Committee met in October and December 2004 to grant stock options to certain employees and to determine bonuses for 2004 to our Chief Executive Officer.
Compensation Philosophy and Objectives
      The Compensation Committee believes that compensation of PeopleSupport’s executive officers should encourage creation of stockholder value and achievement of strategic corporate objectives. It is the Compensation Committee’s philosophy to align the interests of PeopleSupport’s stockholders and management by integrating compensation with the PeopleSupport’s annual and long-term corporate and financial objectives. In order to attract and retain the most qualified personnel, PeopleSupport intends to offer a total compensation package competitive with companies in the business outsourcing industries, taking into account relative company size, performance and geographic location as well as individual responsibilities and performance. The components of executive officer compensation consist of base salary, bonus and stock options, which are discussed separately below.
      PeopleSupport generally intends to qualify executive compensation for deductibility without limitation under section 162(m) of the Internal Revenue Code. Section 162(m) provides that, for purposes of the regular income tax and the alternative minimum tax, the otherwise allowable deduction for compensation paid or accrued with respect to a covered employee of a publicly-held corporation (other than certain exempt performance-based compensation) is limited to no more than $1 million per year. The non-exempt compensation paid in fiscal year 2004 to any of PeopleSupport’s executive officers, as calculated for purposes of section 162(m), did not exceed the $1 million limit, and PeopleSupport does not expect that the non-exempt compensation to be paid to any of its executive officers for fiscal 2005 will exceed the $1 million limit.
Chief Executive Officer Compensation
      Since 2002, Mr. Rosenzweig’s base salary was determined by the Compensation Committee of the Board based on Mr. Rosenzweig’s individual performance, objectives of the company and length of tenure with PeopleSupport, taking into account economic and industry conditions. He has been entitled to use a company paid car and has been receiving a base salary of $275,000. A bonus arrangement was established for Mr. Rosenzweig in 2004. Under the bonus arrangement, Mr. Rosenzweig is entitled to a quarterly bonus based on company performance criteria. Since our initial public offering, the Compensation Committee has been responsible for determining or calculating Mr. Rosenzweig’s quarterly bonus based on the above-specified criteria. In October 2004, the Compensation Committee awarded Mr. Rosenzweig a bonus of $56,582 for his service in quarter ending September 31, 2004 and a bonus of $50,418 for the quarter ending December 31, 2004. The Compensation Committee intends to periodically re-evaluate Mr. Rosenzweig’s bonus, salary and equity compensation to determine whether it provides appropriate incentives for Mr. Rosenzweig and aligns his interests with that of the company and the stockholders.
Executive Officer Base Salary
      The Compensation Committee reviews salaries recommended by the Chief Executive Officer for executive officers other than the Chief Executive Officer. The Compensation Committee sets the salary level of each executive officer on a case by case basis, taking into account the individual’s level of responsibilities and performance. The Compensation Committee also considers market information and the base salaries and other incentives paid to executive officers of other similarly sized companies within its industry. The Chief Executive Officer is involved in final decisions on base salary adjustments for executives other than the Chief Executive Officer.

Executive Officer Bonuses
      The Compensation Committee believes that a portion of executive officer compensation should be contingent upon PeopleSupport’s performance and an individual’s contribution to its success in meeting corporate and financial objectives. Bonuses paid for fiscal 2004 were determined on a case by case basis. Bonuses were paid for 2004 to certain executive officers based on performance criteria put into place before our initial public offering. The bonus structure will be reexamined for all executive officers based on objective individual and corporate performance criteria and length of tenure with PeopleSupport, taking into account economic and industry conditions.
Stock Option Grants
      Through the first quarter of 2005, stock option grants under the plan were administered by the full Board. The Compensation Committee intends to administer PeopleSupport’s 2004 Stock Incentive Plan for executive officers, employees, consultants and outside directors, under which it grants options to purchase PeopleSupport’s common stock with an exercise price equal to the fair market value of one share of the common stock of PeopleSupport, Inc. as traded on the Nasdaq National Market on the date of grant.
      The Compensation Committee believes that providing executive officers who have responsibility for PeopleSupport’s management and growth with an opportunity to increase their ownership of PeopleSupport stock aligns the interests of the executive officers with those of the stockholders. Accordingly, the Compensation Committee when reviewing executive officer compensation also considers stock option grants as appropriate. At its discretion, from time to time the Compensation Committee may also grant options based on individual and corporate achievements. The Compensation Committee determines the number of shares underlying each stock option grant based upon the executive officer’s and PeopleSupport’s performance, the executive officer’s role and responsibilities, the executive officer’s base salary and comparison with comparable awards to individuals in similar positions in the industry.
      Respectfully submitted on April 21, 2005, by the members of the Compensation Committee of the Board:

Michael Edell (Chairman)
Adam Berger
Michael Song

Proposal 2
Ratification of the Appointment of Independent Registered Public Accounting Firm
      The Audit Committee has appointed BDO Seidman, LLP (“BDO”) as our independent registered public accounting firm for the fiscal year ending December 31, 2005. Your Board has endorsed this appointment. BDO has audited our consolidated financial statements since 2002. Representatives of BDO are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions. Although stockholder ratification of our independent registered public accounting firm is not required by our Bylaws or otherwise, we are submitting the selection of BDO to our stockholders for ratification to permit stockholders to participate in this important corporate decision.
Audit and Non-Audit Fees
      The following is a summary of the fees billed to us by BDO Seidman, LLP, our independent registered public accounting firm, for professional services rendered for the fiscal years ended December 31, 2004 and December 31, 2003:

Fee Category	Fiscal 2004 Fees	Fiscal 2003 Fees

Audit Fees(1)	$533,478	$51,803
Audit-Related Fees	—	—
Tax Fees(2)	—	17,402
All Other Fees	—	—

Total Fees	$533,478	$69,205

(1)	Audit fees consist of aggregate fees billed for professional services rendered in each of the last two fiscal years for the audit of our annual financial statements and review of the interim financial statements included in quarterly reports or services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings.

(2)	Tax fees consist of aggregate fee billed for professional services rendered in fiscal 2003 for tax compliance, tax advice and tax planning.
      There were no All Other Fees incurred for the years ended December 31, 2004 and 2003.
Audit Committee Pre-Approval Policies and Procedures
      It is PeopleSupport’s policy that all audit and non-audit services to be performed by its independent registered public accounting firm be approved in advance by the Audit Committee.
Required Vote
      Ratification of the appointment of BDO Seidman, LLP requires the affirmative vote of a majority of the shares present and voting at the Annual Meeting in person or by proxy. Unless marked to the contrary, proxies received will be voted “FOR” ratification of the appointment. In the event ratification is not obtained, the Audit Committee will review its future selection of our independent registered public accounting firm but will not be required to select different independent registered public accounting firm.
      Your Board of Directors recommends a vote FOR ratification of BDO Seidman, LLP as our independent registered public accounting firm.

Stockholder Proposals for the 2006 Annual Meeting
      If a stockholder wishes to present a proposal to be included in our Proxy Statement for the 2006 Annual Meeting of Stockholder, the proponent and the proposal must comply with the proxy proposal submission rules of the Securities and Exchange Commission. One of the requirements is that the proposal be received by PeopleSupport’s Secretary no later than December 6, 2005. Proposals we receive after that date will not be included in the proxy statement. We urge stockholders to submit proposals by Certified Mail — Return Receipt Requested.
      A stockholder proposal not included in our proxy statement for the 2006 Annual Meeting will be ineligible for presentation at the meeting unless the stockholder gives timely notice of the proposal in writing to our Secretary at our principal executive offices and otherwise complies with the provisions of our Bylaws. To be timely, the Bylaws provide that we must have received the stockholder’s notice not less than 60 days nor more than 90 days prior to the scheduled date of the meeting. However, if notice or prior public disclosure of the date of the annual meeting is given or made to stockholders less than 75 days prior to the meeting date, we must receive the stockholder’s notice by the earlier of (i) the close of business on the 15th day after the earlier of the day we mailed notice of the annual meeting date or provided public disclosure of the meeting date and (ii) two days prior to the scheduled date of the annual meeting.
Other Matters
      Your Board does not know of any other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, your proxy holders will vote on it as they think best unless you direct them otherwise in your proxy instructions.
      Whether or not you intend to be present at the Annual Meeting, we urge you to submit your signed proxy promptly.

By Order of the Board of Directors

/s/ Lance Rosenzweig

Lance Rosenzweig
President, Chairman of the Board,
Chief Executive Officer and Secretary
Los Angeles, California
April 29, 2005
PeopleSupport’s 2004 Annual Report on Form 10-K has been mailed with this Proxy Statement. We will provide copies of exhibits to the Annual Report on Form  10-K, but will charge a reasonable photocopying charge per page to any requesting stockholder. Stockholders may make such request in writing to PeopleSupport, Inc. at 1100 Glendon Avenue, Suite 1250, Los Angeles, California 90024, Attention: Secretary. The request must include a representation by the stockholder that as of April 29, 2005, the stockholder was entitled to vote at the Annual Meeting.

Appendix A
PEOPLESUPPORT, INC.
AUDIT COMMITTEE CHARTER

PEOPLESUPPORT, INC.
AUDIT COMMITTEE CHARTER
Purpose
      The purpose of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of PeopleSupport, Inc. (the “Corporation”) is to assist the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, and financial reporting practices of the Corporation, and such other duties as directed by the Board. The Committee’s role includes a particular focus on the qualitative aspects of financial reporting to stockholders, and on the Corporation’s processes to manage business and financial risk, and for compliance with significant applicable legal, ethical, and regulatory requirements. The Committee is directly responsible for the appointment, compensation, and oversight of the public accounting firm engaged to prepare or issue an audit report on the financial statements of the Corporation.
      Notwithstanding the purpose of the Committee, it is understood that the Committee duties do not include planning or conducting audits or determining that the Corporation’s financial statements are accurate, complete and in accordance with generally accepted accounting principles. The foregoing is the responsibility of management and the independent auditors. It is not the duty of the Committee to resolve disagreements between management and the independent auditors or to ensure compliance with applicable laws, regulations, Nasdaq Rules (as defined below) or the Corporation’s Code of Ethics.
Membership and Procedures
      Membership and Appointment. The Committee shall comprise of not fewer than three members of the Board, and shall be appointed from time to time by the Board based on recommendations from the Nominating and Corporate Governance Committee, if any.
      Removal of Members. The entire Committee or any individual Committee member may be removed from such Committee with or without cause by the affirmative vote of a majority of the Board. Any Committee member may resign from the Committee effective upon giving oral or written notice to the Chairman of the Board, the Corporate Secretary, or the entire Board (unless the notice specifies a later time for the effectiveness of such resignation). The Board may appoint a qualified successor to take office when such resignation becomes effective.
      Chairperson. A chairperson of the Committee (the “Chairperson”) may be designated by a majority of the members of the Committee or by the Board upon recommendation, if any, by the Nominating and Corporate Governance Committee of the Board. In the absence of such designation, the members of the Committee may designate the Chairperson by majority vote of the full Committee membership. The Chairperson shall determine the agenda, the frequency and the length of meetings. All Committee members, including the Chairperson, shall have unlimited access to management, employees and information.
      Secretary. The Committee may appoint a Secretary whose duties and responsibilities shall be to keep full and complete records of the proceedings of the Committee for the purposes of reporting Committee activities to the Board and to perform all other duties as may from time to time be assigned to him or her by the Committee, or otherwise at the direction of a Committee member. If no Secretary is appointed, any member of the Committee may serve as Secretary of a meeting. The Secretary need not be a Director.
      Independence and Qualifications. Each member of the Committee shall be generally knowledgeable in financial and auditing matters. At least one member of the Committee shall have “financial sophistication” within the meaning of the Marketplace Rules of the Nasdaq Stock Market, Inc. (the “Nasdaq Rules”). In addition, the Board shall endeavor to appoint at least one member to the Committee who qualifies as an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K under the Securities Act of 1933, as amended. Each member shall be an “independent director” as defined in the Nasdaq Rules, and shall satisfy all applicable independence requirements under the federal securities laws or rules thereunder.

      Meetings. The Committee shall meet at such times as determined by the Chairperson. Meetings may be held in conjunction with regularly scheduled meetings of the Board or otherwise. Notice of meetings shall be given in accordance with the provisions of the Corporation’s Bylaws.
      Delegation. The Committee may, by resolution passed by a majority of the Committee, designate one or more subcommittees, each subcommittee to consist of one or more members of the Committee. Any such subcommittee to the extent provided in the resolutions of the Committee, and to the extent permitted by applicable law or the Nasdaq Rules, shall have the power and authority of the Committee to grant preapprovals of auditing and non-audit services by the independent auditor. Any decision of a subcommittee to whom authority is delegated to preapprove an activity shall be presented to the Committee at each of its scheduled meetings.
      Authority to Retain and Terminate Advisers. The Committee shall have the power and authority, at the Corporation’s expense, to retain, terminate and compensate independent counsel and other advisers, as it determines necessary to carry out its duties.
      Annual Performance Evaluation. The Committee shall evaluate its performance on an annual basis and, to the extent the Committee so determines, make recommendations to the Board for changes or modifications to the Committee’s Charter.
Authority
      In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention that is within this Charter, with full power to retain outside counsel or other experts for this purpose.
Duties and Responsibilities
      The following shall be the common recurring duties and responsibilities of the Committee in carrying out its oversight functions. These duties and responsibilities are set forth below as a guide to the Committee with the understanding that the Committee may alter or supplement them, as appropriate under the circumstances, to the extent permitted or required by applicable law, regulation or the Nasdaq Rules.
      1. Annually, the Committee shall retain the Corporation’s independent auditor, which may be subject to stockholder ratification as required or as the Committee may seek.
      2. The Committee, or a subcommittee of the Committee, shall preapprove the provision of all audit and non-audit services by the independent auditor to the Corporation and its subsidiaries and shall also approve all audit and non-audit engagement fees and terms with the independent auditor.
In connection with the Committee’s approval of non-audit services, the Committee shall consider, among other things, whether the independent auditor’s performance of any non-audit services is compatible with the independence of the independent auditor.
      3. The Committee shall obtain and review a report by the independent auditor describing all relationships between the independent auditor and the Corporation, in order to assess the auditor’s independence, consistent with Independence Standards Board Standard 1. The Committee shall actively engage in dialogue with the independent auditor with respect to any disclosed relationships or services that may impact the auditor’s objectivity and independence and shall take, or recommend to the Board to take, appropriate action to oversee the independence of the auditor.
      4. The Committee shall review the report by the independent auditor, which is required by Section 10A of the Securities Exchange Act of 1934, as amended, concerning:

(a) all critical accounting policies and practices to be used;

(b) alternative treatments of financial information within generally accepted accounting principles (GAAP) that have been discussed with management officials, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and

(c) any other material written communications between the independent auditor and the Corporation’s management.
      5. The Committee shall discuss the annual audited financial statements and quarterly financial statements with management, the internal auditor and the independent auditor, including the Corporation’s disclosures under the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Corporation’s reports filed with the Securities and Exchange Commission (the “SEC”), including its Annual Reports on Form 10-K and its Quarterly Reports on Form 10-Q.
      6. In connection with its review of the Corporation’s financial statements, the Committee shall review and discuss with management, the internal auditor and the independent auditor the matters relating to the conduct of the audit required to be discussed by Statements on Auditing Standards Nos. 61 and 90 (Communications with Audit Committees), as they may be modified or supplemented, including the auditor’s judgment about the quality, not just acceptability, of the Corporation’s accounting principles as applied in its financial reporting.
      7. Based on its review and discussions with management, the internal auditors and the independent auditor, the Committee shall recommend to the Board whether the Corporation’s financial statements should be included in the Corporation’s Annual Report on Form 10-K (or the annual report to stockholders if distributed prior to the filing of the Annual Report on Form 10-K).
      8. The Committee shall prepare or cause the preparation of the report required by SEC rules to be included in the Corporation’s annual stockholders’ meeting proxy statement.
      9. The Committee shall ensure that management includes a copy of this Charter with the Corporation’s proxy statement at least once every three years or after any significant amendment to this Charter.
      10. The Committee shall generally discuss earnings press releases as well as financial information and earnings guidance provided to financial analysts, investors and rating agencies before such information is communicated publicly.
      11. Periodically, the Committee shall meet separately with each of management, the internal auditors and the independent auditors.
      12. The Committee shall review with the independent auditor any audit problems or difficulties and management’s response.
      13. The Committee shall establish the Corporation’s hiring policies for employees or former employees of the Corporation’s independent auditors.
      14. The Committee shall discuss the Corporation’s policies with respect to risk assessment and risk management.
      15. Periodically, the Committee shall review with management, the internal auditor and the independent auditor the adequacy and effectiveness of the Corporation’s systems and controls for monitoring and managing legal and regulatory compliance, including the Corporation’s disclosure controls and procedures and the Corporation’s internal control over financial reporting.
      16. The Committee shall establish procedures for:

(a) the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters; and

(b) the confidential, anonymous submission by the Corporation’s employees of concerns regarding accounting or auditing matters.
      17. The Committee shall formulate and recommend to the Board a code of ethics and business conduct for directors, officers and employees of the Corporation (the “Code of Ethics”). The Committee shall obtain reports from management concerning compliance with the Code of Ethics and the Corporation’s other compliance policies and guidelines, and advise the Board with respect to such compliance. The Committee shall from time to time recommend to the Board any revisions to the Code of Ethics and other compliance policies and guidelines that the Committee deems appropriate or to ensure compliance with applicable securities laws or regulations and securities listing requirements.
      18. The Committee shall communicate to the Board any issues and recommendations for action, if any, with respect to the quality or integrity of the Corporation’s financial statements, the Corporation’s compliance with legal or regulatory requirements, the performance and independence of the Corporation’s independent auditors or the performance of the independent audit function.
      19. The Committee shall review with the Chief Financial Officer the scope and plan of the work to be done by the internal audit function and the results of such work.
Reliance on Information Provided
      In adopting this Charter, the Board acknowledges that the Committee members are not necessarily legal experts and are not providing any expert or special assurance as to the Corporation’s legal compliance. Each member of the Committee shall be entitled to rely on the integrity of those persons and organizations within and outside the Corporation that provide information to the Committee and the accuracy and completeness of the information provided to the Committee by such persons or organizations absent actual knowledge to the contrary.
Amendment
      This Charter, and any provision contained herein, may be amended or repealed by the Board.

Appendix B
PEOPLESUPPORT, INC.
NOMINATING AND CORPORATE GOVERNANCE COMMITTEE CHARTER

NOMINATING AND GOVERNANCE COMMITTEE CHARTER
Purpose
      The purpose of the Nominating and Corporate Governance Committee (the “Committee”) of the Board of Directors (the “Board”) of PeopleSupport, Inc. (the “Corporation”) is to seek and recommend to the Board qualified candidates for election or appointment to the Board, as well as recommend members of the Board to chair committees established by the Board. In addition, the Committee is to oversee matters of corporate governance, including the evaluation of the Board’s performance and processes, and assignment and rotation of members of the committees established by the Board.
Membership and Procedures
      Membership and Appointment. The Committee shall comprise of not fewer than three members of the Board, and shall be appointed from time to time by the Board based on recommendations from the Committee. The members of the Committee shall be appointed by the Board upon the recommendation of the Committee.
      Removal of Members. The entire Committee or any individual Committee member may be removed from such Committee with or without cause by the affirmative vote of a majority of the Board. Any Committee member may resign from the Committee effective upon giving oral or written notice to the Chairman of the Board, the Corporate Secretary or the entire Board (unless the notice specifies a later time for the effectiveness of such resignation). The Board may appoint a qualified successor to take office when such resignation becomes effective.
      Chairperson. A chairperson of the Committee (the “Chairperson”) may be designated by the Board. In the absence of such designation, the members of the Committee may designate the Chairperson by majority vote of the full Committee membership. The Chairperson shall determine the agenda, the frequency and the length of meetings and shall have unlimited access to management and information. Such Chairperson shall establish such other rules as may from time to time be necessary and proper for the conduct of the business of the Committee.
      Secretary. The Committee may appoint a Secretary whose duties and responsibilities shall be to keep full and complete records of the proceedings of the Committee for the purposes of reporting Committee activities to the Board and to perform all other duties as may from time to time be assigned to him or her by the Committee, or otherwise at the direction of a Committee member. If no Secretary is appointed, any member of the Committee may serve as Secretary of a meeting. The Secretary need not be a Director.
      Independence and Qualifications. Each member shall be an “independent director” as defined by the rules promulgated by the Nasdaq Stock Market (“Nasdaq Rules”), as amended, and shall satisfy all applicable independence requirements under the federal securities laws or rules thereunder.
      Delegation. The Committee may, by resolution passed by a majority of the Committee, designate one or more subcommittees, each subcommittee to consist of one or more members of the Committee. Any such subcommittee, to the extent provided in the resolutions of the Committee and to the extent not limited by applicable law or listing standard, shall have and may exercise all the powers and authority of the Committee. Each subcommittee shall have such name as may be determined from time to time by resolution adopted by the Committee. Each subcommittee shall keep regular minutes of its meetings and report the same to the Committee or the Board when required.
      Meetings. The Committee shall meet at such times as is determined by the Chairperson. Meetings may be held in conjunction with regularly scheduled meetings of the Board or otherwise. Notice of meetings shall be given in accordance with the provisions of the Corporation’s Bylaws.
      Authority to Retain Advisers. In the course of its duties, the Committee shall have sole authority, at the Corporation’s expense, to engage and terminate search firms, as the Committee deems advisable, to identify Director candidates, including the sole authority to approve the search firm’s fees and other retention terms.

      Annual Performance Evaluation. The Committee shall undertake an annual evaluation assessing its performance with respect to its purposes and its duties and tasks set forth in this Charter, which evaluation shall be reported to the Board. In addition, the Committee shall lead the Board in an annual self-evaluation process, including the self-evaluation of each Board committee, and report its conclusions and any further recommendations to the Board.
Duties and Responsibilities
      The following shall be the common recurring duties and responsibilities of the Committee. These duties and responsibilities are set forth below as a guide with the understanding that the Committee may alter or supplement them as appropriate.
      1. Annually, the Committee shall evaluate and select the director nominees of the Corporation to be considered for election at the annual meeting of stockholders. The Committee shall also select nominees to the Board with respect to filling vacancies on the Board. The criteria used by the Committee to evaluate and to select director nominees shall be the Board membership criteria as set forth in the Corporate Governance Guidelines (as defined below). The Committee shall have the sole authority and shall be granted the resources to retain independent advisers, such as search firms, in order to assist the Committee in identifying and selecting nominees. Such authority shall include the sole authority to approve such advisor’s fees and other retention terms. Notwithstanding anything to the contrary contained herein, if the Corporation is required by contract or otherwise to provide third parties with the ability to nominate directors, the selection and nomination of any such directors are not subject to the powers or oversight of this Committee, except to the extent that any such director shall be subject to the Corporate Governance Guidelines and the Code of Ethics and Business Conduct (as defined below) of the Corporation and general oversight of this Committee.
      2. The Committee shall review and make recommendations to the Board with respect to candidates for director proposed by stockholders of the Corporation.
      3. The Committee shall consider and make recommendations to the Board concerning the appropriate size of the Board.
      4. The Committee shall formulate and recommend to the Board a list of corporate governance guidelines, which shall address, at a minimum, director qualification standards, director responsibilities, director access to management and, as necessary and appropriate, independent advisors, director compensation, director orientation and continuing education, management succession, and annual performance evaluation of the Board (the “Corporate Governance Guidelines”). The Committee shall from time to time, or as necessary, recommend to the Board any revisions to the Corporate Governance Guidelines that the Committee deems appropriate or to ensure compliance with applicable securities law and regulations and stock market rules.
      5. The Committee shall formulate and recommend to the Board a code of business conduct and ethics for directors, officers and employees of the Corporation, which shall address, at a minimum, conflicts of interest, corporate opportunities, confidentiality, fair dealing, protection and proper use of company assets, compliance with laws, rules and regulations (including insider trading laws), and encouraging the reporting of any illegal or unethical behavior (the “Code of Ethics and Business Conduct”). The Committee shall from time to time, or as necessary, recommend to the Board any revisions to the Code of Ethics and Business Conduct that the Committee deems appropriate or to ensure compliance with applicable securities laws and regulations and stock market rules.
      6. The Committee shall review on an annual basis the functioning and effectiveness of the Board, its committees and its individual members, and to the extent the Committee deems appropriate, recommend changes to increase the effectiveness of the Board and its committees.
      7. The Committee shall consider and make recommendations on matters related to the practices, policies and procedures of the Board.

      8. The Committee shall perform such other activities and functions related to the selection and nomination of directors and corporate governance as may be assigned from time to time by the Board.
      9. In performing any of its duties and responsibilities, the Committee may consult with the Corporation’s internal or outside legal counsel and shall have the sole authority and shall be granted the resources to retain independent legal counsel, which shall include the sole authority to approve any such counsel’s fees and other retention terms.
Reports
      1. The Committee may, as it desires, prepare or cause the preparation of a report for inclusion in the Corporation’s annual proxy statement.
      2. The Committee shall submit any recommendations for changes to the Committee’s Charter to the full Board for approval.
      3. The Committee shall maintain minutes of its meetings and regularly report its activities to the Board.
Reliance on Information Provided
      In adopting this Charter, the Board acknowledges that the Committee members are not necessarily legal experts and are not providing any expert or special assurance as to the Corporation’s legal compliance. Each member of the Committee shall be entitled to rely on the integrity of those persons and organizations within and outside the Corporation that provide information to the Committee and the accuracy and completeness of the corporate governance and other information provided to the Committee by such persons or organizations absent actual knowledge to the contrary.
Amendment
      This Charter, and any provision contained herein, may be amended or repealed by the Board.

PeopleSupport, Inc.
c/o U.S. Stock Transfer Corporation
1745 Gardena Ave.
Glendale, CA 91204-2991

Dear Stockholder:

PeopleSupport encourages you to vote. Please send us your vote as soon as possible. Stockholders can also vote at the Annual Meeting on June 27, 2005.

Electronic Delivery of Proxy Materials

In an effort to reduce paper mailed to your home and help lower printing and postage costs, we are pleased to offer shareholders the convenience of viewing online proxy statements, annual reports and related materials. With your consent, we can stop sending future paper copies of these documents. To participate, follow the instructions at www.peoplesupport.com.

Consolidated Mailing of Proxy Materials and Elimination of Duplicates

A single proxy statement and annual report will be delivered to multiple shareholders having the same last name and address, unless contrary instructions have been received from an affected shareholder. If you are a shareholder who shares the same last name and address as other shareholders of PeopleSupport and would like to receive a separate copy of current or future proxy statements and annual reports, please send a written request to PeopleSupport, Inc., Attn: PeopleSupport Shareholder Services, 1100 Glendon Ave., Suite 1250, Los Angeles, CA 90024. If you share the same last name and address as multiple shareholders and you would like PeopleSupport to send only one copy of future proxy statements, annual reports and other materials, please contact us at the above address.

Your vote is important. Thank you for voting.

▼ DETACH PROXY CARD HERE ▼

The Board of Directors recommends a vote “FOR” the following actions.

1.	Election of Class I Director

☐ FOR	☐ AGAINST	☐ ABSTAIN

2.	Ratification of the appointment of BDO Seidman, LLP as our independent registered public accounting firm for the year ending December 31, 2005.

☐ FOR	☐ AGAINST	☐ ABSTAIN

Mark box at right if you plan to attend the Annual Meeting   ☐

Mark box at right if an address change   ☐

Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.

SIGNATURE 1	DATE

SIGNATURE 2 (JOINT OWNER)	DATE

Please Detach Here

▼ You Must Detach This Portion of the Proxy Card ▼
Before Returning it in the Enclosed Envelope